Exhibit 99.1

Analyst Contact:
Emily Naylor
investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS THIRD QUARTER 2016 RESULTS

Sequential Quarterly Revenue Growth of 9.5%

Financial and operating highlights include:

•	Company agrees to be acquired by GTCR
•	Company invests in Zipwhip, a Seattle-based business texting SaaS company
•	Third quarter 2016 revenue increased 56.0% to $99.4 million compared to $63.7 million in the third quarter of 2015
•	Third quarter 2016 net income of $9.4 million compared to $8.3 million in third quarter of 2015
•	Adjusted EBITDA (a non-GAAP financial measure) of $19.1 million in third quarter 2016 compared to $16.9 million in third quarter 2015
•	Company withdraws financial estimates for full year 2016

CHICAGO, November 7, 2016 – Inteliquent, Inc. (NASDAQ:IQNT), the nation’s premier voice and messaging interconnection partner for communications service providers of all types, today announced its financial results for the third quarter of 2016.

“Our third quarter results were a direct reflection of the continued strategic progress and positive momentum we generated over the course of 2016,” said Matt Carter, Inteliquent’s President and Chief Executive Officer.  "Along with the favorable comparisons to the same period from 2015, we experienced sequential quarterly growth in revenue, billed minutes, and net income.   Additionally, during the quarter we made a strategic investment in Zipwhip, a Seattle-based startup that makes it possible for consumers to text businesses on their existing phone numbers. The investment aligns with our focus on extending the power and reliability of our network into the next gen space, and transforming how businesses use communication networks to reach their customers. The recently announced and pending acquisition of Inteliquent by GTCR and Onvoy validates our long term Growth Forward strategy.”

Third Quarter 2016 Results

Inteliquent generated revenue of $99.4 million in the third quarter of 2016, an increase of 56.0%, or $35.7 million, from $63.7 million of revenue in the third quarter of 2015.  The growth was primarily driven by an increase in minutes of use. Minutes of use increased 55.0% to 62.3 billion minutes in the third quarter of 2016, compared to 40.2 billion minutes in the third quarter of 2015.  The average rate per minute for the both the third quarter of 2016 and 2015 was flat at $0.00159.  During the quarter, Inteliquent recognized $2.3 million of revenue related to a settlement of outstanding, but unrecorded, billed revenue.  Excluding this settlement, revenue was $97.1 million in the third quarter of 2016.

Network and facilities expense for the third quarter of 2016 was $65.8 million, or 66.2% of revenue, compared to $34.9 million, or 54.8% of revenue, for the third quarter of 2015.  The $30.9 million, or 88.5% increase in network and facilities expense was primarily due to an increase in traffic and the costs associated with provisioning transport capacity due to traffic volume growth. The cost as a percent of revenue increased during the three months ended September 30, 2016, as a result of an increase in the costs we pay to third parties to terminate certain traffic.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $15.3 million, or 15.4% of revenue for the third quarter of 2016, compared to $13.3 million, or 20.9% of revenue for the third quarter of 2015.  The $2.0 million, or 15.0% increase in operating expenses was primarily due to higher professional fees, including litigation fees, as well as higher employee related costs resulting from additional headcount necessary to grow our business.

Depreciation and amortization expense was $3.8 million for the third quarter of 2016, or 3.8% of revenue, compared to $2.9 million for the third quarter of 2015, or 4.6% of revenue.  The increase in depreciation and amortization expense for the third quarter 2016 was due to the significant increase in the property and equipment asset base necessary to accommodate the growth in traffic.

Net Income in the third quarter of 2016 was $9.4 million, compared to $8.3 million for the third quarter of 2015.

Adjusted EBITDA (a non-GAAP financial measure) in the third quarter of 2016 was $19.1 million, an increase of 13.0% or $2.2 million, from $16.9 million for the third quarter of 2015.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Business Outlook

As previously announced, on November 2, 2016, Inteliquent, Onvoy, LLC, a Minnesota limited liability company and a portfolio company of GTCR LLC  (“Onvoy”), and Onvoy Igloo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Inteliquent on the terms and subject to the conditions set forth in the Merger Agreement (the

“Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Onvoy. In light of the pending acquisition by GTCR, Inteliquent will not be holding an earnings conference call to discuss its financial results. Additionally, Inteliquent is withdrawing previously provided financial guidance for the full year 2016.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects (also referred to as IP direct connects or peering), and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; our ability to perform under the agreement we announced with T-Mobile USA. Inc. on August 17, 2015 (as amended, the “T-Mobile Agreement”), including the risk that the traffic we carry under the T-Mobile Agreement will not meet our targets for profitability, including EBITDA and Adjusted EBITDA, that we incur damages or similar costs if we fail to meet certain terms in the T-Mobile Agreement, or that T-Mobile terminates the T-Mobile Agreement; the risk that our costs to perform under the T-Mobile Agreement will be higher than we expect; our ability to market Inteliquent’s Omni IQ voice and messaging service, including the risk that the service will not meet our targets for revenue or profitability, including EBITDA and Adjusted EBITDA; the risk that our costs to provide Inteliquent’s Omni IQ voice and messaging service will be higher than we expect; the risk that a receiving carrier will refuse to accept terminating text messages or other problems preventing us from providing our Omni IQ services; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services successfully; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; changes in general economic or market conditions; our ability to identify and successfully attract a highly qualified successor to our former Chief Financial Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Financial Officer transition process; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2015, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types.  As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 21 billion minutes of traffic per month. With the recent launch of its Omni IQ solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers.

The Condensed Consolidated Statements of Income, Balance Sheets and Statements of Cash Flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2016	2015	2016	2015
Revenue	$99,404	$63,716	$272,485	$171,656
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	65,794	34,858	174,606	78,918
Operations	9,660	7,955	27,473	22,966
Sales and marketing	1,370	690	3,288	2,098
General and administrative	4,285	4,648	12,874	14,145
Depreciation and amortization	3,826	2,894	10,656	8,137
Gain on sale of property and equipment	—	(4)	(5)	(120)
Total operating expense	84,935	51,041	228,892	126,144
Income from operations	14,469	12,675	43,593	45,512
Other (income) expense:
Interest (income) expense	(69)	9	(210)	36
Other income	—	—	—	(1,290)
Total other (income) expense	(69)	9	(210)	(1,254)
Income before provision for income taxes	14,538	12,666	43,803	46,766
Provision for income taxes	5,165	4,399	16,319	17,317
Net income	$9,373	$8,267	$27,484	$29,449
Earnings per share:
Basic	$0.27	$0.25	$0.80	$0.88
Diluted	$0.27	$0.24	$0.80	$0.86
Weighted average number of shares outstanding:
Basic	34,409	33,620	34,179	33,562
Diluted	34,584	34,138	34,387	34,057
Dividends declared per share:	$0.16	$0.15	$0.47	$0.45

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except per share amounts)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$120,467	$109,050
Receivables — net of allowance of $2,433 and $2,365, respectively	54,762	39,589
Prepaid expenses	3,613	9,376
Other current assets	591	219
Total current assets	179,433	158,234
Property and equipment—net	50,815	37,336
Goodwill	1,715	—
Restricted cash	2,820	345
Deferred income taxes-noncurrent	768	1,059
Other assets	2,974	1,075
Total assets	$238,525	$198,049
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,715	$424
Accrued liabilities:
Taxes payable	2,578	624
Network and facilities	25,954	10,984
Rent	2,047	1,969
Payroll and related items	3,573	2,918
Other	2,682	1,297
Total current liabilities	40,549	18,216
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock—par value of $.001; 150,000 authorized shares; 37,507 and 34,424 shares issued and outstanding at September 30, 2016, respectively, and 37,242 and 33,891 shares issued and outstanding at December 31, 2015, respectively	37	34
Less treasury stock, at cost; 3,083 shares at September 30, 2016 and 3,351 shares at December 31, 2015	(50,106)	(51,668)
Additional paid-in capital	230,658	225,474
Retained earnings	17,387	5,993
Total shareholders’ equity	197,976	179,833
Total liabilities and shareholders' equity	$238,525	$198,049

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2016	2015
Operating
Net income	$27,484	$29,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,656	8,137
Deferred income taxes	(924)	(1,349)
Gain on sale of property and equipment	(5)	(120)
Gain on settlement of Tinet escrow	—	(1,290)
Non-cash share-based compensation	2,938	4,049
Provision for uncollectible accounts	62	211
Excess tax benefit associated with share-based payments	(847)	(1,299)
Changes in assets and liabilities:
Receivables	(15,235)	(6,203)
Other current assets	5,391	(2,619)
Other noncurrent assets	250	(140)
Accounts payable	339	331
Accrued liabilities	18,970	12,924
Net cash provided by operating activities	49,079	42,081
Investing
Purchase of property and equipment	(17,284)	(20,943)
Proceeds from sale of property and equipment	5	173
Cash used in acquisitions	(3,650)	—
Cash paid for other investments	(1,829)	—
Issuance of note receivable	(320)	—
Increase in restricted cash	(2,475)	—
Net cash used for investing activities	(25,553)	(20,770)
Financing
Proceeds from the exercise of stock options	3,754	869
Restricted shares withheld to cover employee taxes paid	(620)	(1,034)
Dividends paid	(16,090)	(15,105)
Excess tax benefit associated with share-based payments	847	1,299
Net cash used for financing activities	(12,109)	(13,971)
Net increase in cash and cash equivalents	11,417	7,340
Cash and cash equivalents — Beginning	109,050	104,737
Cash and cash equivalents — Ending	$120,467	$112,077
Supplemental disclosure of cash flow information:
Cash paid for taxes	$8,655	$20,058
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$2,971	$1,002
Investing activity — Accrued acquisition contingent consideration	$750	$—

The following table includes selected financial and operational metrics.

Selected Financial and Operational Metrics:

	Three Months Ended
(In millions, except per minute amounts and # of employees)	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
	2015	2015	2016	2016	2016

Total Revenue	$63.7	$77.0	$82.3	$90.8	$99.4
Net Income	$8.3	$8.7	$9.1	$9.0	$9.4
Adjusted EBITDA	$16.9	$18.4	$19.1	$19.2	$19.1
Total Capital Expenditures	$16.0	$5.5	$2.8	$7.0	$7.5
Average Revenue per Minute	$0.00159	$0.00166	$0.00167	$0.00168	$0.00159

Minutes of Use:	40,157	46,348	49,366	53,911	62,343

# of Employees	171	177	183	205	213

Use of Non-GAAP Financial Measure

In this press release we disclose “Adjusted EBITDA” which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense (income), net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; amounts paid in connection with the separation of prior members of executive management and the resolution of related matters; and legal fees associated with the Shopety, Inc. acquisition. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest expense (income), income tax expense, non-cash share-based compensation; amounts paid in connection with the separation of prior members of executive management and the resolution of related matters; and legal fees associated with the Shopety, Inc. acquisition. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

For more information on the non-GAAP financial measure, please see the “Reconciliation of net income to EBITDA and Adjusted EBITDA” table in this press release. This accompanying table has more details on the EBITDA, which is most directly comparable to Adjusted EBITDA and the related reconciliation between these financial measures. Additionally, the company has not reconciled Adjusted EBITDA guidance to net income guidance because it does not provide guidance for either Interest expense (income), net, GAAP provision for income taxes, GAAP provision for depreciation and amortization, non-cash share-based compensation, amounts paid in connection with the separation of prior members of executive management and the resolution of related matters, and legal fees associated with the Shopety, Inc. acquisition, which are reconciling items between net income and Adjusted EBITDA. As items that impact net income are out of the company's control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net income is not available without unreasonable effort.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

	Three Months Ended
(In thousands)	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
	2015	2015	2016	2016	2016

Net income	$8,267	$8,680	$9,136	$8,975	$9,373
Interest expense (income)	9	(7)	(51)	(90)	(69)
Provision for income taxes	4,399	5,255	5,597	5,557	5,165
Depreciation and amortization	2,894	3,255	3,343	3,487	3,826
EBITDA	$15,569	$17,183	$18,025	$17,929	$18,295
Non-cash share-based compensation	1,338	1,173	1,028	1,125	785
Legal fees associated with Shopety acquisition	-	-	-	187	-
Adjusted EBITDA	$16,907	$18,356	$19,053	$19,241	$19,080